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                                                                 Exhibit (a)(10)

Investor Relations Contact:                      Investor Relations Contact:
Muriel Lange, 215-315-3367                       Alan Langus, 914-286-6365
mlange@verticalnet.com                           alanlangus@sierracities.com

Media Relations Contact:                         Media Relations Contact:
Nyssa Tussing, 215-315-3710; 917.833.0810        Christopher Katis, 415-296-7383
ntussing@verticalnet.com                         Morgen-Walke; ckatis@mwa-sf.com


                VERTICALNET AND SIERRACITIES.COM ANNOUNCE MUTUAL
                         TERMINATION OF MERGER AGREEMENT

HORSHAM, PA and HOUSTON, TX - January 10, 2001 - VerticalNet, Inc. (Nasdaq:
VERT) and SierraCities.com Inc. (Nasdaq: BTOB) announced today that, due to current market conditions, they have mutually agreed to terminate their Agreement and Plan of Merger. The termination of the Merger Agreement also terminates VerticalNet's previously announced exchange offer for shares of SierraCities.com common stock, and all shares deposited with VerticalNet's transfer agent pursuant to the exchange offer will be promptly returned.

"We are still very interested in continuing to explore a relationship with SierraCities.com as we search for strategic alternatives for technology licensing and development," said VerticalNet President and CEO Mike Hagan.

"SierraCities.com has a wealth of technology and products we believe can benefit the small to medium-sized businesses in the VerticalNet(R) markets and we look forward to pursuing other opportunities with them in the future," said SierraCities.com's President and CEO Thomas Depping. "We also intend to explore our strategic alternatives with others, including parties who have expressed interest in the possible acquisition of SierraCities.com."

There can be no assurances that any transaction will occur.

ABOUT VERTICALNET, INC.
VerticalNet, Inc. (www.verticalnet.com) provides end-to-end e-commerce solutions targeted at distinct business segments through three strategic business units:
VerticalNet Markets includes 58 industry-specific web sites designed as online vertical trading communities and provides hosted e-commerce and community capabilities for corporate divisions and mid-size businesses; VerticalNet Exchanges focuses on direct material open and spot markets; VerticalNet Solutions builds digital marketplaces for global 2000 customers, consortia and neutral Net market makers. VerticalNet International leverages the Company's three strategic business units to create global Internet B2B marketplaces, offering products and services internationally and partnering with companies that have strong local presence and domain expertise.

ABOUT SIERRACITIES.COM INC.
SierraCities.com is an innovator of technology solutions for online business-to-business financing. The Company's technology platform supports real time funding of e-commerce transactions through one of the most comprehensive online business financing fulfillment solutions available. SierraCities.com's credit technologies enable B2B e-commerce by empowering businesses to complete transactions more quickly, thereby gaining time and cost

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efficiencies. SierraCities.com's infrastructure solution automates much of the process involved in customer acquisition, application, data retrieval, data warehousing, underwriting, documentation, servicing, collections, funding, auditing, and data mining. For more information, please visit our Web site at www.sierracities.com.


SAFE HARBOR

This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to possible future transactions. For such statements, VerticalNet and SierraCities.com claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurances that future results will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include risks described in their respective filings with the Securities and Exchange Commission. Neither VerticalNet nor SierraCities.com assumes any obligation to publicly update or revise any of the forward-looking statements that may be in this announcement.

VerticalNet and NECX.com are registered trademarks and/or trademarks of Vert Tech LLC in the United States and/or other countries. All other trademarks and tradenames appearing in this announcement are the property of their respective owners.

SierraCities.com investor questions regarding the terminated exchange offer can be directed to the information agent at D. F. King & Co., Inc. (1-800-628-8510); in New York call (212-425-1685), or call the SierraCities.com Investor and Media contacts above.



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